Ruth’s Hospitality Group, Inc. Reports Preliminary Sales Results for the Fourth Quarter 2008

-Company in discussions with bank syndicate to resolve debt covenant issues-

HEATHROW, Fla.--(BUSINESS WIRE)--January 12, 2009--Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported preliminary sales results for the 13-week fourth quarter ended December 28, 2008.

Total Company-owned restaurant sales increased 14.2% to $96.9 million in the fourth quarter of 2008, compared to $84.8 million in the fourth quarter of 2007. The fourth quarter of 2008 includes $19.4 million in revenues from the Mitchell's acquisition, which was not part of the Company in the prior year comparable period. Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 18.5%, compared to a 5.6% decrease in 2007. Combined average weekly sales at Mitchell’s were $67.9 thousand compared to $82.4 thousand in the prior year quarter.

Management will release and comment on its broader fourth quarter results on its quarterly earnings call scheduled for mid-February. As mentioned previously, these results will include non-recurring severance charges related to the departure of former Company officers as well as the impact of the October 30, 2008 cost reduction program. The Company also continues to evaluate restaurant impairment charges that it is likely to incur during the period.

As of December 28, 2008, the Company had an aggregate of $160.2 million of indebtedness outstanding under its senior credit facility, a reduction of $6.6 million from the balance at the end of the third quarter. The company is subject to certain maintenance covenants under its senior credit facility and believes it will not be in compliance with its leverage covenant as of the end of the quarter.

Michael P. O’Donnell, CEO and President said “While operating results and gift card sales were relatively consistent with management expectations during the quarter, the Company did not complete the previously announced transaction for the sale of its corporate headquarters during the quarter. As such, the company believes it will be in violation of its leverage covenant as defined in the current senior credit facility. We have proactively engaged our lenders, and are working diligently with them to find a constructive solution over the next 30-60 days. In the meantime, the organization is focused on cost savings, improving our branding at both Ruth’s Chris and Mitchell’s, and re-energizing our people so that even in these challenging times,we can maintain our high standards for a quality dining experience.”

Participation at the 11th Annual ICR XChange Conference

The Company also announced that Mike O’Donnell, Chief Executive and President, and Bob Vincent, Executive Vice-President and Chief Financial Officer will be presenting at the 11th Annual ICR XChange at The St. Regis Monarch Beach Resort & Spa in Dana Point, California on January 15, 2009 at 3:00 PM ET. The presentation will be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.